Exhibit 99.01

Press Release

www.shire.com

Shire changes its NASDAQ ticker symbol to SHPG

Dublin, Ireland – July 9, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that the NASDAQ ticker symbol for Shire’s American Depositary Shares (“ADSs”) will change from “SHPGY” to “SHPG” on and from the opening of NASDAQ trading on July 11, 2012.

Each ADS continues to represent 3 ordinary shares of Shire plc.

The London Stock Exchange ticker symbol for Shire plc’s ordinary shares remains “SHP”.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX